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                                                                     EXHIBIT 3.4

                           CERTIFICATE OF AMENDMENT
                           ------------------------

                      TO THE CERTIFICATE OF INCORPORATION
                      -----------------------------------

                       OF SKYLANDS PARK MANAGEMENT, INC.
                       ---------------------------------

TO:  The Secretary of State
     State of New Jersey



     Pursuant to the provisions of Section 14A:9-2(4), Corporations, General of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of Incorporation:

     1. The name of the corporation is Skylands Park Management, Inc.

     2. The following amendments to the Certificate of Incorporation were approved by the directors of the corporation on August 15, 1996 and thereafter duly adopted by the shareholders of the corporation on October 28, 1996:

     RESOLVED: That subject to obtaining requisite approval of shareholders of the Corporation as and to the extent required by New Jersey law, there is hereby declared a 1-for-10 reverse stock split in respect of the Corporation's common stock, to become effective within ten days after the filing of the certificate of amendment in respect thereof, pursuant to which, on such effective date, (a) each outstanding share of the corporation's common stock, and each share reserved for issuance pursuant to outstanding option plans, options, warrants and other rights to subscribe for, purchase and/or receive shares of the Corporation's common stock, shall automatically be converted into one-tenth of a share of common stock, with any fractional shares held by any shareholder or issuable under any instrument as a result thereof to be rounded (up or down) to the nearest whole share, and (b) after giving effect to such reverse stock split, the authorized common stock of the Corporation shall remain 20,000,000 shares without par value (thereby causing the reverse stock split to have the effect of causing the percentage of authorized shares that remains unissued
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     after the reverse stock split to exceed the percentage of authorized shares that was unissued prior to the reverse stock split).

     3. The number of shares outstanding at the time of adoption of the amendments was 12,148,869 shares of common stock without par value. The total number of shares entitled to vote thereon was 12,148,869.

     4. The amendments were adopted by the affirmative vote of the holders of 10,456,981 shares (constituting a majority of the issued and outstanding shares of the common stock of the corporation) on October 28, 1996. A total of 1,008,185 shares were voted against the amendments, and a total of 182,360 shares abstained with respect to the amendments.

     5. The amendments shall become effective at the close of business on November 7, 1996.


Dated: This 29th day of October, 1996


                                             SKYLANDS PARK MANAGEMENT, INC.


                                             By:
                                                -------------------------------
                                                Barry M. Levine, President